United States

Securities and Exchange Commission

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 23, 2026

CADRE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40698	38-3873146
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification Number)

13386 International Pkwy
Jacksonville, Florida	32218
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (904) 741-5400

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $.0001	CDRE	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☒	Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On July 23, 2026, Med-Eng Holdings ULC, Pacific Safety Products Inc., ICOR Technology Inc. and TYR Tactical Canada ULC, the Company’s Canadian subsidiaries, as borrowers (the “Canadian Borrowers”), and Safariland, LLC, as guarantor (the “Canadian Guarantor”), closed on a line of credit pursuant to an Amended and Restated Loan Agreement (the “Canadian Loan Agreement”) and an Amended and Restated Revolving Line of Credit Note (the “Note”) with PNC Bank Canada Branch (“PNC Canada”), as lender pursuant to which the Canadian Borrowers may borrow up to CDN$20.0 million under a revolving line of credit (including up to CDN$6.0 million for letters of credit) (the “Revolving Canadian Loan”). The Revolving Canadian Loan matures on December 20, 2029. The Canadian Loan Agreement is guaranteed by the Canadian Guarantor pursuant to an Amended and Restated Guaranty and Suretyship Agreement. The Canadian Loan Agreement amends and restates the prior Canadian loan agreement, which was entered into on October 14, 2021, in its entirety.

The Canadian Borrowers may elect to have borrowings either in United States dollars or Canadian dollars under the Canadian Loan Agreement, which will bear interest, in the case of borrowings in United States dollars, at a base rate, daily SOFR or term SOFR, in each case, plus an applicable margin, and, in the case of borrowings in Canadian dollars, at a Canadian Prime Rate (as announced from time to time by PNC Canada) or the daily Canadian Overnight Repo Rate Average (“CORRA”) as determined from time to time by the Bank of Canada (or any successor administrator of CORRA). The applicable margin for these borrowings will range, based on the Company’s consolidated total net leverage ratio, from 0.50% to 1.50% per annum, in the case of base rate borrowings and Canadian Prime Rate borrowings, and 1.50% to 2.50% per annum, in the case of daily SOFR borrowings, term SOFR borrowings and CORRA borrowings. The Canadian Loan Agreement also requires the Canadian Borrowers to pay an unused line fee on the unused portion of the loan commitments in an amount ranging between 0.175% and 0.25% per annum, based upon the level of the Company’s consolidated total net leverage ratio.

The Canadian Loan Agreement also contains customary representations and warranties, and affirmative and negative covenants, including, among others, limitations on additional indebtedness, entry into new lines of business, entry into guarantee agreements, making of any loans or advances to, or investments in, any other person, restrictions on liens on the assets of the Canadian Borrowers and mergers, transfers of assets and acquisitions. The Canadian Loan Agreement and Note also contain customary events of default that include, among others, non-payment of principal, interest or fees, violation of covenants, inaccuracy of representations and warranties, failure to make payment on, or defaults with respect to, certain other indebtedness, bankruptcy and insolvency events, judgments and change of control provisions. Upon the occurrence of an event of default, and after the expiration of any applicable grace period, payment of any outstanding loans under the Canadian Loan Agreement may be accelerated.

The foregoing description of the Canadian Loan Agreement and the Note does not purport to be complete and is qualified in its entirety by reference to the full text of the Canadian Loan Agreement and the Note, copies of which are filed herewith as Exhibit 10.1 and Exhibit 10.2, respectively, and are incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is hereby incorporated in this Item 2.03 by reference.

Item 9.01	Financial Statements and Exhibits

(d)       Exhibits. The following Exhibits are filed herewith as a part of this Report:

Exhibit	Description

10.1	Amended and Restated Loan Agreement, dated as of July 23, 2026, among Med-Eng Holdings ULC, Pacific Safety Products Inc., ICOR Technology Inc. and TYR Tactical Canada ULC, as borrowers, and PNC Bank Canada Branch, as lender.

10.2	Amended and Restated Revolving Line of Credit Note, dated July 23, 2026, among Med-Eng Holdings ULC, Pacific Safety Products Inc., ICOR Technology Inc. and TYR Tactical Canada ULC, as borrowers, and PNC Bank Canada Branch, as lender.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 29, 2026

CADRE HOLDINGS, INC.

By:	/s/ Blaine Browers
Name:	Blaine Browers
Title:	Chief Financial Officer